NEWS RELEASE FOR IMMEDIATE RELEASE	Company Contact: Stanley J. Musial Chief Financial Officer (302) 456-6789 www.sdix.com

Strategic Diagnostics Reports Third Quarter and Nine Month Results

NEWARK, Del., October 23, 2003- Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today reported financial results for the third quarter and nine months ended September 30, 2003.

Revenues for the third quarter of 2003 increased 5% to $6.4 million, compared to $6.1 million for the third quarter of 2002. Net income in the third quarter of 2003 totaled $264,000, or $0.01 per diluted share, compared to net income of $121,000, or $0.01 per diluted share, in the third quarter of 2002. For the nine months ended September 30, 2003, revenues were $19.3 million, versus $17.4 million for the same period in 2002. Net income for the nine months ended September 30, 2003 totaled $810,000, or $0.04 per diluted share, compared to a net loss of $799,000, or $0.04 per diluted share, for the same period in the prior year.

Antibody revenues increased 8% to $2.8 million for the third quarter of 2003 compared to the same quarter in the prior year, and increased by 16% to $8.8 million for the nine months ended September 30, 2003, compared to the same period in the prior year. This increase continues to reflect the attraction of new customers and the growth of sales to existing accounts, which have been among the benefits of the consolidation of the Company’s production facilities in Maine, which was completed in 2002.

Water quality revenues decreased 11% to $1.6 million for the third quarter of 2003 compared to the same quarter in the prior year, and increased by 3% to $5.4 million for the nine months ended September 30, 2003, compared to the same period in the prior year. The decrease in the third quarter 2003 was primarily driven by approximately $100,000 of sales the Company earned in the second quarter 2003 that it had expected in the third quarter 2003. Additionally, the Company’s sales force was less productive in the third quarter 2003 due to the organizational structure earlier in the year. As the Company announced in June, its sales force has been reorganized to align its customers in each of the Company’s business units and the Company is beginning to experience an increase in the productivity in the water quality sales efforts.

Food safety revenues increased 33% to $2.1 million in the third quarter of 2003 compared to the same quarter in the prior year, and increased by 20% to $5.1 million for the nine months ended September 30, 2003, compared to the same period in the prior year. Sales of the Company’s products to detect genetically modified (GM) crops grew significantly during the quarter, when compared to the same period in the prior year, primarily driven by the Company’s increasing penetration into the cottonseed market, in cooperation with its partners. When comparing the third quarter 2003 to the third quarter 2002, the Company continued to experience a decline in StarLinkTM test kit sales. However, when comparing the third quarter 2003 to the second quarter 2003, the Company experienced an increase in StarLinkTM test kit sales. The Company believes that this increase was driven by increased corn yields this year when compared to last, which increased the volume of testing, and corn price increases which may have led to increased testing due to concerns about StarLinkTM corn entering the grain supply from stockpiled inventories.

For the three months and nine months ended September 30, 2003, when compared to the respective periods in 2002, contract and other revenue declined as the Company continued to place greater emphasis on devoting research and development resources to internal projects rather than undertaking contract research projects for third parties.

Manufacturing expenses increased $338,000 to $3.0 million for the third quarter of 2003 compared to the same quarter in the prior year, and increased by $26,000 to $8.8 million for the nine months ended September 30, 2003, compared to the same period in the prior year. The increases were primarily driven by the 8% and 13% increase in product-related revenues (total revenues less contract and other revenue), for the third quarter and nine months ended September 30, 2003, respectively, and by higher manufacturing expenses associated with the cost of the Company’s food safety products versus the lower costs of its Microtox® family of products.

Gross profits (total revenues less manufacturing costs) decreased $41,000 to $3.4 million in the third quarter of 2003 compared to the same quarter in 2002, and gross margin percentages decreased to 53% in 2003 in the third quarter 2003 as compared to 56% for the same quarter in 2002. For the nine months ended September 30, 2003, gross profits increased $1.9 million, or 21%, to $10.6 million as compared to $8.7 million for the same period in the prior year, and gross margin percentages increased to 55% in the first nine months of 2003 as compared to 50% in the same period of 2002. The decrease in gross profits and gross margins for the third quarter 2003 was primarily driven by the product mix of higher volumes of lower margin food-safety products as compared to higher margin Microtox® products, as discussed above. The increase in gross profits and gross margins for the nine months ended September 30, 2003, when compared to the same period in the prior year, were primarily driven by the $1.9 million increase in revenue for the period.

Research and development expenses decreased $152,000 to $652,000 in the third quarter of 2003 compared to the same quarter in the prior year, and decreased by $462,000 to $2.0 million in the nine months ended September 30, 2003, compared to the same period in the prior year, primarily due to higher expenses in the prior year associated with the development efforts of the Company’s food pathogen and animal feed test, and continued emphasis on devoting research and development resources to internal projects rather than undertaking contract research projects for third parties.

Selling, general and administrative expenses decreased $168,000 to $2.3 million for the third quarter of 2003 compared to the same quarter in the prior year, and decreased by $670,000 to $7.3 million in the nine months ended September 30, 2003, compared to the same period in the prior year, primarily due to the actions taken by the Company in late 2002 and early 2003 to streamline its operations. Included in the selling, general and administrative expenses of $7.3 million for the nine months ended September 30, 2003, is a $315,000 provision for severance and related expenses associated with the Company’s termination of its former CEO in May 2003.

Pre-tax income totaled $442,000 in the third quarter of 2003 compared to a pre-tax income of $156,000 in the third quarter of 2002, and pre-tax income totaled $1.3 million for the nine months ended September 30, 2003 compared to a pre-tax loss of $1.4 million for the same period in the prior year.

Commenting on the third quarter results, Matthew H. Knight, President and CEO, stated, “Although we experienced some mixed results in our revenue streams for the third quarter, we remained profitable, and I am excited about the opportunities we have before us. I was brought into this Company to drive a strong focus on sales and marketing with the intent of accelerating revenue and profitability growth. At the heart of our effort is a focus on delivering competitive advantage to our customers. We will continue to improve our processes to make it easier for customers to conduct business with us, and we continue to innovate to meet new and emerging market needs and to enhance the value of our products and service to our customers.”

Conference Call
A conference call to review third quarter results is scheduled for 11:00 a.m. EDT today. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company’s Web site, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 2:00 p.m. EDT on October 23 through 11:59 p.m. on October 24. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 1628 and conference ID 79833.

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI’s test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek™, Trait Chek™, GMO QuickChek™, and GMO Chek™ are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	September 30,	December 31,

	2003	2002

ASSETS

Current Assets:
Cash and cash equivalents	$4,040	$2,098
Receivables, net	4,248	3,956
Inventories	6,649	6,821
Deferred tax asset	852	1,009
Other current assets	673	499

Total current assets	16,462	14,383

Property and equipment, net	3,720	4,013
Other assets	8	40
Deferred tax asset	7,368	7,664
Intangible assets, net	6,997	7,066

Total assets	$34,555	$33,166

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$707	$1,024
Accrued expenses	1,545	665
Current portion of long term debt	257	211

Total current liabilities	2,509	1,900

Long-term debt	1,036	1,212

Stockholders’ Equity
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	—	—
Common stock, $.01 par value, 35,000,000 shares authorized,
19,069,344 and 18,937,330 issued and outstanding
at September 30, 2003 and December 31, 2002, respectively	191	190
Additional paid-in capital	35,731	35,312
Accumulated deficit	(4,598)	(5,408)
Deferred compensation	(319)	—
Cumulative translation adjustments	5	(40)

Total stockholders’ equity	31,010	30,054

Total liabilities and stockholders’ equity	$34,555	$33,166

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

NET REVENUES:

Product related	$6,414	$5,921	$19,196	$16,959
Contract and other	2	198	117	480

Total net revenues	6,416	6,119	19,313	17,439

OPERATING EXPENSES:
Manufacturing	3,045	2,707	8,762	8,736
Research and development	652	804	1,986	2,448
Selling, general and administrative	2,266	2,434	7,268	7,938

Total operating expenses	5,963	5,945	18,016	19,122

Operating income (loss)	453	174	1,297	(1,683)

Interest expense, net	(11)	(18)	(34)	(51)

Gain on sale of assets	—	—	—	374

Income (loss) before taxes	442	156	1,263	(1,360)

Income tax expense (benefit)	178	35	453	(561)

Net income (loss)	264	121	810	(799)

Basic net income (loss) per share	$0.01	$0.01	$0.04	$(0.04)

Shares used in computing basic
net income (loss) per share	18,989,000	18,581,000	18,957,306	18,244,000

Diluted net income (loss) per share	$0.01	$0.01	$0.04	$(0.04)

Shares used in computing diluted
net income (loss) per share	19,541,000	18,941,000	19,525,662	18,244,000